EXHIBIT 99.1

Affirmative Insurance Holdings Reports 2008 Results

ADDISON, Texas, March 31, 2009 (GLOBE NEWSWIRE) -- Affirmative Insurance Holdings, Inc. (Nasdaq:AFFM) reported net income for the year ended December 31, 2008 of $1.4 million, or $0.09 per share, compared with net income of $9.7 million, or $0.63 per share, in the prior year. Significant items impacting 2008 results included the following:

 * Total gross written premium production declined $57.6 million, or
   13.0%, to $385.1 million in 2008, compared with $442.7 million in
   2007. This decline was due to the macroeconomic effects that impacted the industry during the year including higher fuel prices as well as the ongoing overall "soft" insurance market. The Company had smaller declines in production in the fourth quarter than those in the third quarter.
 * The loss ratio for the year (losses and loss adjustment expenses divided by net premiums earned) increased to 76.8% in 2008, compared with 73.2% in 2007, primarily due to increased losses from
   Florida policies. The Florida losses were the result of our decision to push the full coverage product in Florida in 2007 in response to the Personal Injury Protection (PIP) sunset in that state on October 1, 2007. Inadequate pricing and product management of this product produced significantly higher losses than
   anticipated. We have drastically reduced the production of this product by restricting writings by agent, territory and coverage based on where significant loss ratio swings occurred. In addition, the Company had $2.5 million in losses in 2008 related to
   Hurricanes Gustav and Ike.
 * The Company had a net $1.5 million loss related to auction-rate securities in its investment portfolio. This is explained more fully below.
 * Selling, general and administrative expenses decreased
   $17.9 million, or 11.1%, to $144.3 million, compared with
   $162.2 million in 2007. The overall decrease was primarily due to a reduction in operating expenses primarily related to lower premium production and management's efforts to reduce expenses.
 * In the third quarter of 2008, the Company recorded a $4.6 million impairment loss related to its identified intangible assets related to our Florida operations.

The 2008 results included a net $1.5 million loss related to our auction-rate security holdings. In August 2008, our broker announced settlements in principle with each of the Division Enforcement of the U.S. Securities and Exchange Commission (SEC), the New York Attorney General and other state agencies to purchase all of its clients' auction-rate securities at par and several other items including fines. In October 2008, our broker filed a prospectus with the SEC, which published a legally-binding offer to all authorized holders of auction-rate securities in our broker's accounts ("the settlement"). The majority of our auction-rate securities qualify under the terms of our broker's prospectus. The time frames that our broker has set for buybacks have different start dates based upon the individual client's size, which is determined by each client's balance of investments held at our broker. For the majority of our auction-rate holdings, the buybacks are expected to occur between July 2010 and two years thereafter. In November 2008, the Company elected to participate in our broker's offer to purchase our auction-rate securities at par. In November 2008, we classified our portfolio of auction-rate securities as trading and recorded a realized loss of $11.1 million for the difference in fair value and carrying amount. The fair value of the settlement was $9.6 million which we elected to report in other assets with changes in fair value reported in other income. The $1.5 million loss is expected to reverse into income over the period until the settlement occurs.

On March 27, 2009, we entered into an amendment to our senior secured credit facility. The amendment included the following changes:

 * The leverage ratio covenant calculation has been changed to include only amounts borrowed under the facility. In addition, the quarterly requirements have been changed for the remaining term of the facility.

 * The interest coverage ratio covenant calculation has been changed to include only interest expense paid in cash. In addition, the quarterly requirements have been changed for the remaining term of the facility.

 * The combined ratio covenant has been replaced with a loss ratio covenant.

 * The fixed charge coverage ratio covenant calculation has been changed to include only interest expense paid in cash. In addition, the annual requirements have been changed for the remaining term of the facility.

 * The consolidated net worth covenant calculation has been changed to a covenant that excludes goodwill and includes subordinated debt.

 * Asset sales are now allowed for transactions with less than 80% of cash proceeds. Financing is limited to $5 million per transaction and $10 million in the aggregate.

 * A sale and leaseback transaction of capitalized technology assets is allowed for up to $30 million.

 * The pricing under the agreement has been changed as follows:
   -- A LIBOR floor of 3.0% has been established.
   -- Pricing depends on the amount of the leverage ratio. If the leverage ratio is greater than 2.0, the pricing is LIBOR plus
      6.25%. If the leverage ratio is greater than 1.5 and less than or equal to 2.0, the pricing is LIBOR plus 6.00%. If the
      leverage ratio is less than or equal to 1.5, the pricing is
      LIBOR plus 5.75%.

 * Common stock dividends are permitted only if the leverage ratio is less than or equal to 1.5.

 * The revolving facility was reduced from $20 million to $10 million.

In addition, we paid 0.50% to all lenders that approved the amendment. We believe that the changes made to the facility increases our ability to comply with all of the covenants in the future.

Affirmative Insurance Holdings, Inc. is a distributor and producer of non-standard personal automobile insurance policies and related products and services for individual consumers in targeted geographic markets. Non-standard personal automobile insurance policies provide coverage to drivers who find it difficult to obtain insurance from standard automobile insurance companies due to their lack of prior insurance, age, driving record, limited financial resources or other factors. Non-standard personal automobile insurance policies generally require higher premiums than standard automobile insurance policies.

The Affirmative Insurance Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3443

        AFFIRMATIVE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
               CONSOLIDATED BALANCE SHEETS (Unaudited)
                  (in thousands, except share data)

                                                     December 31,
                                                ----------------------
                                                   2008        2007
                                                ----------  ----------
 Assets

 Investment securities, at fair value

  Trading securities                            $  40,155   $      --
  Available-for-sale securities                   218,988     390,109
 Cash and cash equivalents                         66,513      44,048
 Fiduciary and restricted cash                     20,109      13,591
 Accrued investment income                          3,106       3,736
 Premiums and fees receivable                      57,805      69,154
 Premium finance receivable, net                   40,987      34,208
 Commissions receivable                             1,840       2,156
 Receivable from reinsurers, net                   63,331      66,839
 Deferred acquisition costs                        21,993      24,536
 Deferred tax assets                               16,459      10,973
 Federal income taxes receivable                    1,316       5,562
 Investment in real property, net                   5,848       5,964
 Property and equipment, net                       42,143      29,444
 Goodwill                                         163,650     163,462
 Other intangible assets, net                      17,255      23,623
 Prepaid expenses                                   8,967      11,011
 Other assets, net of allowance for doubtful
  accounts of $7,213 for 2008 and 2007
  (includes Other receivables of $9,647)           11,586       2,221
                                                ----------  ----------
    Total assets                                $ 802,051   $ 900,637
                                                ==========  ==========

 Liabilities and Stockholders' Equity

 Liabilities

   Reserves for losses, loss adjustment
    expenses and deposits                       $ 204,637   $ 227,947
   Unearned premium                               109,097     126,289
   Amounts due reinsurers                           5,146       3,606
   Deferred revenue                                 5,943       6,922
   Senior secured credit facility                 136,677     196,966
   Notes payable                                   76,909      76,930
   Other liabilities                               47,159      44,932
                                                ----------  ----------
    Total liabilities                             585,568     683,592
                                                ----------  ----------

 Stockholders' Equity

   Common stock, $0.01 par value; 75,000,000
    shares authorized, 17,768,721 shares issued
    and 15,415,358 shares outstanding at
    December 31, 2008; 17,768,721 shares issued
    and 15,415,358 shares outstanding at
    December 31, 2007                                 178         178
   Additional paid-in capital                     163,707     162,603
   Treasury stock, at cost (2,353,363 shares at
    December 31, 2008 and 2007)                   (32,880)    (32,880)
   Accumulated other comprehensive income (loss)   (1,849)         22
   Retained earnings                               87,327      87,122
                                                ----------  ----------
    Total stockholders' equity                    216,483     217,045
                                                ----------  ----------
    Total liabilities and stockholders' equity  $ 802,051   $ 900,637
                                                ==========  ==========

        AFFIRMATIVE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                (in thousands, except per share data)

                                          Year Ended December 31,
                                    ----------------------------------
                                       2008        2007        2006
                                    ----------  ----------  ----------
 Revenues

 Net premiums earned                $ 357,301   $ 396,043   $ 288,110
 Commission income and fees            78,926      88,146      60,995
 Net investment income                 13,749      16,444       8,829
 Net realized losses                  (10,700)       (599)       (822)
 Other income                           9,647          --          --
                                    ----------  ----------  ----------
   Total revenues                     448,923     500,034     357,112
                                    ----------  ----------  ----------

 Expenses

 Losses and loss adjustment expenses  274,391     289,724     185,346
 Selling, general and administrative
  expenses                            144,269     162,216     150,540
 Depreciation and amortization          9,187      11,260       4,398
 Impairment of intangible assets        4,609          --          --
 Interest expense                      18,404      25,060       4,342
                                    ----------  ----------  ----------
   Total expenses                     450,860     488,260     344,626
                                    ----------  ----------  ----------
 Income (loss) before income tax
  expense (benefit) and minority
  interest                             (1,937)     11,774      12,486
 Income tax expense (benefit)          (3,375)      2,105       2,661
 Minority interest, net of income
  taxes                                    --          --          81
                                    ----------  ----------  ----------
   Net income                       $   1,438   $   9,669   $   9,744
                                    ==========  ==========  ==========

 Net income per common share:
   Basic                            $    0.09   $    0.63   $    0.64
                                    ==========  ==========  ==========
   Diluted                          $    0.09   $    0.63   $    0.63
                                    ==========  ==========  ==========

 Weighted average common shares
  outstanding:
   Basic                               15,415      15,371      15,295
                                    ==========  ==========  ==========
   Diluted                             15,415      15,382      15,345
                                    ==========  ==========  ==========

CONTACT:  Affirmative Insurance Holdings, Inc.
          Michael J. McClure, Chief Financial Officer
          (630) 560-7205
          michael.mcclure@affirmativeinsurance.com